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EXHIBIT 11.  STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                                           Nine Months Ended
                                                           September 30, 1999
                                                         ---------------------
                                                         (In Thousands, Except
                                                             Per Share Data)

1. Net Income                                                 $ 176,124
         Less: Preferred stock dividends declared                 4,500
                                                              ---------
     Net income available to common shareholders              $ 171,624
                                                              =========

2. Weighted average common shares outstanding                    54,876
3. ESOP shares not committed to be released                      (3,140)
                                                              ---------
4. Total weighted average common shares outstanding              51,736
                                                              =========

5. Basic earnings per common share                            $    3.32
                                                              =========

6. Total weighted average common shares outstanding              51,736
7. Dilutive effect of stock options using the treasury
            stock method                                          1,252
                                                              ---------

8. Total average common and common equivalent
       shares                                                    52,988
                                                              =========
9. Diluted earnings per common share                          $    3.24
                                                              =========

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